TERM CREDIT AGREEMENT
Dated as of January 2, 2019

between
CLEAN ENERGY FUELS CORP.,
as Borrower and
SOCIÉTÉ GÉNÉRALE,
as Lender

ARTICLE I Definitions    1
SECTION 1.01.    Defined Terms    1
SECTION 1.02.    Classification of Loans and Borrowings.    13
SECTION 1.03.    Terms Generally    13
ARTICLE II Term Loans.    14
SECTION 2.01.    Term Loan Commitment    14
SECTION 2.02.    Term Loans and Borrowing    14
SECTION 2.03.    Requests for Borrowing    14
SECTION 2.04.    Funding of Borrowings    15
SECTION 2.05.    Type; Interest Elections    15
SECTION 2.06.    Termination and Reduction of Commitment    16
SECTION 2.07.    Repayment of Term Loans; Evidence of Debt    16
SECTION 2.08.    Optional Prepayment of Loans    17
SECTION 2.09.    Mandatory Prepayment of Term Loan    17
SECTION 2.10.    Fees    18
SECTION 2.11.    Interest    18
SECTION 2.12.    Alternate Rate of Interest    18
SECTION 2.13.    Increased Costs    20
SECTION 2.14.    Break Funding Payments    21
SECTION 2.15.    Taxes    21
SECTION 2.16.    Payments Generally    24
SECTION 2.17.    Mitigation Obligations    25
SECTION 2.18.    Illegality    25
SECTION 2.19.    Extension of the Initial Maturity Date    25
ARTICLE III Representations and Warranties    26
SECTION 3.01.    Organization; Powers    26
SECTION 3.02.    Authorization; Enforceability    26
SECTION 3.03.    Governmental Approvals; No Conflicts    26
SECTION 3.04.    Financial Condition    27
SECTION 3.05.    Properties    27
SECTION 3.06.    Litigation and Environmental Matters    27
SECTION 3.07.    Compliance with Laws and Agreements; Licenses and Permits    27

(continued)
SECTION 3.08.    Investment Company Status    28
SECTION 3.09.    Taxes    28
SECTION 3.10.    ERISA    28
SECTION 3.11.    Federal Reserve Regulations.    28
SECTION 3.12.    USA PATRIOT Act and Other Regulations    28
SECTION 3.13.    Disclosure    28
SECTION 3.14.    Solvency    29
SECTION 3.15.    Anti-Corruption Laws and Sanctions.    29
ARTICLE IV Conditions Precedent    29
SECTION 4.01.    Conditions Precedent to the Effective Date    29
SECTION 4.02.    Credit Extensions on or After the Effective Date    30
ARTICLE V Affirmative Covenants    31
SECTION 5.01.    Financial Statements and Other Information    31
SECTION 5.02.    Existence; Conduct of Business    32
SECTION 5.03.    Maintenance of Properties    33
SECTION 5.04.    Compliance with Laws    33
SECTION 5.05.    Use of Proceeds    33
SECTION 5.06.    Insurance    33
SECTION 5.07.    Books and Records    33
SECTION 5.08.    Inspection Rights    33
SECTION 5.09.    Payment of Taxes, Etc    34
SECTION 5.10.    Environmental Matters.    34
ARTICLE VI Intentionally Omitted    34
ARTICLE VII Events of Default    34
ARTICLE VIII Miscellaneous    37
SECTION 8.01.    Notices    37
SECTION 8.02.    Waivers; Amendments    38
SECTION 8.03.    Expenses; Indemnity; Damage Waiver    39
SECTION 8.04.    Successors and Assigns    40
SECTION 8.05.    Survival    43
SECTION 8.06.    Counterparts; Integration; Effectiveness    43
SECTION 8.07.    Severability    43

(continued)
SECTION 8.08.    Right of Setoff    44
SECTION 8.09.    Governing Law; Jurisdiction; Consent to Service of Process;
Waiver of Jury Trial    44
SECTION 8.10.    Headings    45
SECTION 8.11.    Confidentiality    45
SECTION 8.12.    Non-reliance; Violation of Law    46
SECTION 8.13.    USA PATRIOT Act    46
SECTION 8.14.    Interest Rate Limitation    46
SECTION 8.15.    Payments Set Aside    46
SECTION 8.16.    No Advisory or Fiduciary Responsibility    46

SECTION 8.17.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions. 47

EXHIBITS:

Exhibit A    Form of Compliance Certificate Exhibit B    Form of Effective Date Certificate Exhibit C    Form of Borrowing Request Exhibit D    Form of Promissory Note
Exhibit E    Form of Opinion of Counsel to the Borrower Exhibit F    Form of Assignment and Assumption Exhibit G    Description of Truck Program
Exhibit H    Scheduled Principal Installments Exhibit I    Form of Guaranty

iii

TERM CREDIT AGREEMENT

This TERM CREDIT AGREEMENT, dated as of January 2, 2019 (this “Agreement”), is made by and between Clean Energy Fuels Corp., a Delaware corporation (the “Borrower”), and Société Générale, a company incorporated as a société anonyme under the laws of France (“Société Générale”), as Lender.

RECITALS

The Borrower has requested the Lender to extend credit to the Borrower in the form of a delayed draw term loan facility and the Lender is willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein and in the other Loan Documents.

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan or Borrowing is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, for any Interest Period, the rate per annum equal to the rate obtained by dividing (i) the LIBO Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (including any marginal, emergency, special or supplemental reserves).

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. If the Lender shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, and laws of the European Union, each as amended, and the rules and regulations thereunder.

“Applicable Rate” means (a) with respect to LIBO Rate Loans, 1.30% per annum and (b) with respect to Base Rate Loans, 0.30% per annum.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages the Lender.

“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 8.04) in the form of Exhibit F.

“Availability” has the meaning assigned to such term in Section 2.01. “Availability Period ” means the period from the Effective Date to January 2, 2022.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Block Notice” means a Notice of Block (as defined in the Guaranty) delivered by the Guarantor pursuant to the Guaranty suspending the right of the Borrower to obtain Term Loans hereunder.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board, managers or committee of such Person serving a similar function.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement. “Borrowing” means any Term Loan of the same Type made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit C, or such other form as shall be approved by the Lender.

“Business Day” means a day of the year other than (a) Saturdays, (b) Sundays or (c) any day on which banks are required or authorized by law to close in either or both of New York or Paris, France; provided that, when used in connection with a LIBO Rate Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Change in Control” means: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than the Guarantor, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (i) nominated by the Board of Directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any treaty, international agreement, law, rule, or regulation after the date of this Agreement, (b) any change in any treaty, international agreement, law, rule, treaty or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case referred to in clause (i) or (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended. “Commitment” has the meaning assigned to such term in Section 2.01.

“Commitment Fee” has the meaning assigned to such term in Section 2.10(a).

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Credit Date” means the date of a Credit Extension. “Credit Extension” means the making of a Term Loan.
“Credit Support Agreement” means the Credit Support Agreement, dated as of January 2, 2019, by and between the Borrower and the Guarantor.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Dollars” or “$” refers to lawful money of the United States of America. “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority,
(b)any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” the date on which the conditions specified in Section 4.01 are satisfied. “Effective Date Certificate” means an Effective Date Certificate substantially in the form of Exhibit B.

“Eligible Assignee” means (a) an Affiliate of the Lender, or (b) an Approved Fund; provided that neither the Borrower nor any Affiliate thereof shall qualify as an Eligible Assignee.

“Equity Interests” means shares of capital stock, general or limited partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Borrower within the meaning of Section 4001 of ERISA, or that, together with the Borrower, is treated as a single employer under Section 414(b), or (c), (m) or (o) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Plan to meet the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, in each case, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) a determination that any Plan or Multiemployer Plan is, or is expected to be, in at-risk status (within the meaning of Title IV of ERISA), or (i) the filing of a notice of intent to terminate or the termination of any Plan under Section 4041(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes attributable to the Lender’s failure to comply with Section 2.15(e), (c) any U.S. federal withholding Tax that is imposed on amounts payable to the Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that the Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.15(a) and (d) any U.S. federal withholding Taxes imposed by FATCA.

“Extended Maturity Date” has the meaning assigned to such term in Section 2.19. “Extension Option” has the meaning assigned to such term in Section 2.19. “Extension Term” has the meaning assigned to such term in Section 2.19.
“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Borrower acting reasonably and in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such sections of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Borrower.
“Fees” means the Commitment Fee and all other fees contemplated by Section 2.10. “Financial Officer” means the chief financial officer, treasurer or controller of the
Guarantor or the Borrower, as applicable.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, (a) except as otherwise expressly provided in this Agreement, as in effect as of the Effective Date, and (b) with respect to all financial statements and reports required to be delivered under the Loan Documents, as in effect from time to time.

“Governmental Authority” means any supra-national body, the government of the United States of America, any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Amount” means, at any time, the maximum amount of Obligations guaranteed by the Guarantor at such time under the Guaranty.

“Guarantor” means Total Holdings USA Inc., a Delaware corporation.

“Guaranty” means the guaranty of the Guarantor issued in favor of the Lender in the form attached hereto as Exhibit I.
“Historical Financial Statements” has the meaning assigned to such term in Section 3.04. “Indebtedness” means as applied to any Person, without duplication (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business determined in accordance with GAAP), (iv) all obligations with respect to capital leases, (v) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all non-contingent reimbursement and other payment obligations in respect of letters of credit and similar surety instruments (including construction performance bonds), (vii) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (ix) any obligations with respect to tax equity or similar financing arrangements, and (x) (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (2) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, and (3) any liability (contingent or otherwise) of such Person for an obligation of another Person with respect to Indebtedness listed in clauses (i) through (ix) above, including any agreement (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of such other Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning set forth in Section 8.11. “Initial Maturity Date” shall mean January 2, 2024.
“Interest Election Request” means a request by the Borrower to convert or continue any Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to an ABR Borrowing, the last day of each March, June, September and December and the Maturity Date and (b) with respect to a LIBO Rate Borrowing, the last day of each Interest Period applicable to such Borrowing and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means, with respect to a LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, with respect to a LIBO Rate Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the commencement of such Interest Period.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lender” means Société Générale and any other Person that shall become a party hereto as a Lender pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any LIBO Rate Loan for any Interest Period, the rate appearing on the applicable Reuters page (or on any successor or substitute page or service providing quotations of interest rates applicable to dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Lender from time to time) (in each case, the “Screen Rate”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided, that if the Screen

Rate shall not be available at such time for such Interest Period with respect to Dollars, then the “LIBO Rate” with respect to such LIBO Rate Loan for such Interest Period shall be the Interpolated Rate, and (ii) if the Interpolated Rate is not available, the “LIBO Rate” with respect to such LIBO Rate Loan for such Interest Period shall be the offered quotation rate to first class banks in the London interbank market by the Person that is the Lender for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of such Person, in its capacity as the Lender for which the LIBO Rate is then being determined with maturities comparable to such Interest Period at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If the LIBO Rate (as determined pursuant to the foregoing provisions of this definition) for any Interest Period is below zero, then the LIBO Rate for such Interest Period shall be deemed to be zero.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guaranty and any promissory note issued pursuant to this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, liabilities, condition or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents, (c) the ability of the Borrower or the Guarantor to perform its obligations under the Loan Documents, or (d) the rights, remedies, and benefits available to the Lender under any Loan Document.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.19 hereof, the Extended Maturity Date, or such other date on which the final payment of principal of the Term Loans becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Multiemployer Plan” means, at any time, a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA then, or at any time during the previous five years maintained for, or contributed to (or for which there was an obligation to contribute) on behalf of, employees of the Borrower or any ERISA Affiliate.

“Non-Controlled Subsidiary” means, at any time, any Subsidiary not controlled by the Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“obligations” means, for purposes of the definition of the term “Indebtedness”, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligations” means all obligations, liabilities, and Indebtedness of every nature of the Borrower from time to time owing to the Lender, under or in connection with this Agreement or any other Loan Document, in each case whether primary, secondary, direct, indirect, contingent, fixed or otherwise, including interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Guarantor.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Participant” has the meaning assigned to such term in Section 8.04(c)(i). “Participant Register” has the meaning assigned to such term in Section 8.04(c)(i).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means an individual, partnership, corporation, association, limited liability company, unincorporated organization, trust or Joint Venture, or a governmental agency or political subdivision thereof.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA then, or at any time during the past five years, sponsored, maintained or contributed to (or to which there is or was an obligation to contribute) on behalf of employees of the Guarantor or any ERISA Affiliate.

“Prime Rate” means the rate of interest per annum determined from time to time by the Lender as its base rate in effect at its principal office in New York City and notified to the Borrower (which the Borrower acknowledges is not necessarily the Lender's lowest rate).

“Register” has the meaning assigned to such term in Section 8.04(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Sanctioned Country” means a country or territory which is itself the subject or target of comprehensive countrywide or territory-wide Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means (a) any Person that is the target or subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State) or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Principal Installments” shall mean quarterly installments of principal, based upon the amortization table attached hereto as Exhibit H.

“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate” in this Section 1.01.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent”, with respect to any Person, means that as of the date of determination (a) the then fair saleable value of the property of such Person is (i) greater than the total amount of liabilities (including contingent liabilities) of such Person and (ii) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person, (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (c) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, (a) any corporation of which the outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly by such Person; or (b) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means any term loan made by the Lender to the Borrower pursuant to Section 2.01, and “Term Loans” shall mean all such term loans.

“Transactions” means, collectively, the execution, delivery and performance by the Borrower of the Loan Documents, the making of any Term Loan hereunder, and the use of proceeds thereof in accordance with the terms hereof.

“Truck Program” means the Clean Energy Zero Now Truck Financing Program further described in Exhibit G attached hereto.

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S. Tax Certificate” has the meaning specified in Section 2.15(e)(ii)(D).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower or the Guarantor.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g., a “LIBO Rate Loan”). Borrowings may also be classified and referred to by Type (e.g., a “LIBO Rate Borrowing”).Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns,
(c)the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.05. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or, if not defined in GAAP (as determined by the Borrower in good faith), as in effect from time to time; provided that, to the extent set forth in clause (c) of the definition of “GAAP”, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

Term Loans

SECTION 2.01. Term Loan Commitment. Subject to the terms and conditions set forth herein, the Lender shall make Term Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount outstanding not to exceed the lesser of (a)
$100,000,000 (the “Commitment”) or (b) the Guaranteed Amount (such lesser amount, the “Availability”).

SECTION 2.02. Term Loans and Borrowings. (a) Each Term Loan shall be made as part of a Borrowing made by the Lender. The Term Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) in an integral multiple of $100,000 and not less than
$100,000 or (ii) equal to the remaining Availability.

(b)    Subject to Section 2.12, each Borrowing shall be comprised entirely of an ABR Borrowing or a LIBO Rate Borrowing as the Borrower may request in accordance herewith. The Lender at its option may make a LIBO Rate Borrowing by causing any domestic or foreign branch or Affiliate of the Lender to make such LIBO Rate Borrowing; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement, and (ii) in exercising such option, the Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBO Rate or increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.13 shall apply).

(c)    At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $100,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Borrowing may be maintained in a lesser amount equal to the difference between the aggregate principal amount of all other Borrowings and the total amount of Term Loans at such time outstanding. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBO Rate Borrowings at any time outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowing. (a) In order to request a Borrowing, the Borrower shall notify the Lender of such request either in writing by delivery of a Borrowing

Request (by hand, electronic mail, or facsimile) signed by the Borrower or by telephone (to be confirmed promptly by hand delivery, electronic mail, or facsimile of written notice) not later than 11:00 a.m., New York City time, (A) in the case of a LIBO Rate Borrowing, three (3) Business Days before the proposed Borrowing (or such later time on such Business Day as shall be acceptable to the Lender), and (B) in the case of an ABR Borrowing, one (1) Business Day before the proposed Borrowing (or such later time as shall be acceptable to the Lender). The telephonic or written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.01:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the aggregate principal amount of all Borrowings scheduled to be outstanding as of the date of the requested Borrowing (including, for this purpose, the principal amount of such requested Borrowing);

(iii)    the date of such Borrowing, which shall be a Business Day;

(iv)    the Guaranteed Amount as of the date of the Borrowing;

(v)    whether such Borrowing is to be an ABR Borrowing or a LIBO Rate
Borrowing;

(vi)    in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the term “Interest Period”; and

(vii)    the location and number of the Borrower’s account to which funds are to be disbursed.

(b)If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a LIBO Rate Borrowing. If no Interest Period is specified with respect to any LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c)The Borrower may make no more than five (5) requests for a Borrowing in any given calendar month.

SECTION 2.04. Funding of Borrowings. The Lender shall make each Term Loan on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account designated by the Borrower in the Borrowing Request.

SECTION 2.05. Type; Interest Elections. (a) Term Loans shall initially be of the Type specified in the Borrowing Request. Thereafter, on any Interest Payment Date (or on any day in connection with a conversion of an ABR Borrowing to a LIBO Rate Borrowing), the Borrower may elect to convert any Borrowing to a different Type or to continue such Borrowing as the same Type.

(b)To make an election pursuant to this Section 2.05, the Borrower shall notify the Lender of such election by telephone (i) in the case of an election to convert to or continue as a LIBO Rate Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed conversion or continuation or (ii) in the case of an election to convert to an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail, or facsimile to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.

(c)Each telephonic or written Interest Election Request shall specify the following information:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

(iv)    if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of the Interest Period such Borrowing shall be continued as a LIBO Rate Borrowing with an Interest Period of one month.

SECTION 2.06.    Termination and Reduction of Commitment.

(a)Upon at least two (2) Business Days’ prior irrevocable written, fax or e-mail notice (or telephonic notice promptly confirmed by written notice) to the Lender, the Borrower may at any time prior to the Maturity Date permanently terminate in whole, or from time to time permanently reduce in part, the Commitment; provided, however, that (i) each partial reduction of the Commitment shall be in an integral multiple of $1,000,000 and in a minimum amount of
$1,000,000.

(b)The Borrower shall pay to the Lender, on the date of termination of the Commitment, all accrued and unpaid Commitment Fees.

SECTION 2.07. Repayment of Term Loans; Evidence of Debt. (a) The Borrower shall make Scheduled Principal Installments in respect of the Term Loans on each date set forth in Exhibit H. To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Borrower on the Maturity Date. Notwithstanding anything to the contrary, Borrowings repaid may not be reborrowed.

(b)The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from each Term Loan made by the Lender from time to time, including the amounts of principal and interest payable and paid from time to time hereunder.

(c)The entries made in the accounts maintained pursuant to clause (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.

(d)The Lender may request that the Term Loans be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the Lender and its registered assigns and in substantially the form of Exhibit D hereto. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.08. Optional Prepayment of Loans. (a) Except as provided in Section 2.09, upon prior notice in accordance with paragraph (b) of this Section, the Borrower shall have the right at any time and from time to time to prepay any Term Loan in whole or in part without premium or penalty (but subject to Section 2.14); provided that each partial prepayment pursuant to this Section 2.08 shall be not less than $100,000. Notwithstanding anything to the contrary, Borrowings prepaid may not be reborrowed.

(b) The Borrower shall notify the Lender by telephone (confirmed by e-mail) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 1:00 p.m., New York City time, two (2) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the day of prepayment. Each such notice shall be irrevocable (except in the case of a repayment in full of all of the Obligations, which may be conditioned upon the effectiveness of a new financing or other liquidity event) and shall specify the prepayment date and the portion of such Term Loan to be prepaid. Prepayments shall be accompanied by accrued interest as required by Section 2.11 and subject to the provisions of Section 2.14.

SECTION 2.09. Mandatory Prepayment of Term Loan. (a) The Borrower shall promptly, and in any event no later than two (2) Business Days after the occurrence of the receipt of any refunds, prepayments from customers under the Truck Program contracts, in full or in part, of the incremental cost of trucks under the Truck Program or in the case of a casualty with respect to any trucks under the Truck Program, insurance proceeds, apply such amounts, or procure that such amount be applied, to the prepayment of the outstanding Obligations. Notwithstanding anything to the contrary, Borrowings prepaid may not be reborrowed.

(b)    All prepayments required to be made pursuant to Section 2.09(a) shall be applied to reduce the subsequent scheduled repayments of Term Loans in inverse order of maturity.

SECTION 2.10. Fees. The Borrower agrees to pay to the Lender a commitment fee (the “Commitment Fee”) during the Availability Period in an amount equal to 0.39% per annum on the daily average of the unused amount of the Commitment. The Commitment Fee shall commence to accrue on the Effective Date and shall cease to accrue on the date on which the Commitment shall expire or be terminated as provided herein. Such commitment fees (i) shall be payable in arrears (x) on the 2nd Business Day after the last day of each calendar quarter and (y) on the Maturity Date, in each case for the period then ending for which the commitment fee shall not have previously been paid The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable on the Effective Date.

SECTION 2.11. Interest. (a) The Term Loans comprising an ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. The Term Loans comprising a LIBO Rate Borrowing shall bear interest at a rate equal to the sum of the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b)Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default referred to in paragraphs (a), (b), (g), or (h) of Article VII, at the written request of the Lender, any principal of or interest on the Term Loans or any fee or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate otherwise applicable to such Term Loan as provided in paragraph (a) of this Section. Payment or acceptance of the increased rates of interest provided for in this Section 2.11(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

(c)Accrued interest on each Term Loan shall be payable to the Lender in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a LIBO Rate Borrowing prior to the end of the current Interest Period applicable thereto, accrued interest on such LIBO Rate Borrowing shall be payable on the effective date of such conversion.

(d)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

SECTION 2.12.    Alternate Rate of Interest.

Borrowing:

(a)	If prior to the commencement of any Interest Period for a LIBO Rate

(i)	the Lender determines (which determination shall be conclusive absent manifest error) that dollar deposits in the principal amount of the Term Loans comprising such Borrowing are not generally available in the London interbank market;

(ii)    the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(iii)    the Lender determines that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining the Term Loans;

then the Lender shall promptly give notice thereof to the Borrower by telephone or facsimile or e-mail and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBO Rate Borrowing pursuant to Section 2.03 or a conversion to or continuance thereof pursuant to Section 2.05 shall be deemed to be a request for an ABR Borrowing. In the event that the Lender shall give such a notice, the Borrower and the Lender shall promptly enter into negotiations in good faith with a view to agreeing on an alternative basis acceptable to the Borrower and the Lender for the interest rate which shall be applicable to future LIBO Rate Borrowings.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines, or the Borrower or notifies the Lender that the Borrower has determined, that:

(i)    adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which the LIBO Rate or the Screen Rate shall no longer be made available, or used for determining the interest rate of loans, then, reasonably promptly after such determination by the Lender or receipt by the Lender of such notice, as applicable, the Lender and the Borrower may amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “LIBO Successor Rate”), giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities for such alternative benchmarks.

(c)Notwithstanding anything else herein, any definition of LIBO Successor Rate shall provide that in no event shall such LIBO Successor Rate be less than zero for purposes of this Agreement.

SECTION 2.13.    Increased Costs. (a) If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes,
(B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on the Lender or the London interbank market any other condition affecting this Agreement or any LIBO Rate Borrowing;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting, continuing or maintaining any LIBO Rate Borrowing or of maintaining its obligation to make any such LIBO Rate Borrowing, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), in each case by an amount the Lender reasonably determines to be material, then, following delivery of the certificate contemplated by paragraph (c) of this Section, within ten (10) days after demand the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered (except for (i) any increased cost in respect of which the Lender is entitled to compensation under any other provision of this Agreement, (ii) any payment to the extent that it is attributable to the requirement of any Governmental Authority which regulates the Lender or its holding company which is imposed by reason of the quality of the Lender’s assets or those of its holding company and not generally imposed on all entities of the same kind regulated by the same authority, or (iii) any increased cost arising by reason of the Lender voluntarily breaching any lending limit or other similar restriction imposed by any provision of any relevant law or regulation after the introduction thereof).

(b)If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (excluding, for purposes of this Section, any such increased costs resulting from any change to the extent that it is attributable to the requirement of any Governmental Authority which regulates the Lender or its holding company which is imposed by reason of the quality of the Lender’s assets or those of its holding company and not generally imposed on all entities of the same kind regulated by the same authority) other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.15 (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten
(10) days after receipt thereof.

(d)Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of a LIBO Rate Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of a LIBO Rate Borrowing other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay a LIBO Rate Borrowing on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to the Lender shall not include loss of profit or margin and shall be deemed to be the amount reasonably determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of the Term Loans had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to the Term Loans, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for the Term Loans), over
(ii)the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable

Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making all such required deductions or withholdings (including such deductions and withholdings applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made. If at any time the Borrower is required by applicable law to make any deduction or withholding from any sum payable hereunder, the Borrower shall promptly notify the Lender upon becoming aware of the same. In addition, the Lender shall promptly notify the Borrower upon becoming aware of any circumstances as a result of which the Borrower is or would be required to make any deduction or withholding from any sum payable hereunder.

(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)The Borrower shall indemnify the Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)(i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document, the Lender shall deliver to the Borrower, at the time or times as reasonably requested by the Borrower, such properly completed and executed documentation as reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, and as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.

(ii)    Without limiting the generality of the foregoing, the Lender shall deliver to the Borrower, on or prior to the Effective Date, two duly signed, properly completed copies of whichever of the following is applicable:

(A)    if the Lender is not a Foreign Lender, IRS Form W-9;

(B)    in case the Lender is a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form

W-8BEN-E, as applicable, establishing an exemption from, or reduction of,
U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and
(2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)    in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)    in case the Lender is a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both
(1)IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate (a “U.S. Tax Certificate”) to the effect that the Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E)    in case the Lender is a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a Participant) (1) an IRS Form W-8IMY on behalf of itself and
(2)the relevant forms prescribed in clauses (A), (B), (C), (D), (F) and (G) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were the Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, the Lender may provide a U.S. Tax Certificate and IRS Form W-8BEN-E (or IRS Form W-BEN, as applicable) on behalf of such partners;

(F)    if a payment made to a Foreign Lender under any Loan Document would be subject to any withholding Taxes as a result of such Foreign Lender’s failure to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has or has not complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment, and solely for purposes of this clause (F), “FATCA” includes any amendment to FATCA after the Effective Date; or

(G)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower to determine the amount of Tax (if any) required by law to be withheld.

(iii)    Thereafter and from time to time, the Lender shall (A) promptly submit to the Borrower such additional duly completed and signed copies of one or more of the forms or certificates described in Section 2.15(e)(ii)(A), (B), (C), (D), (E), (F), and
(G) above (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower of any available exemption from, or reduction of, United States withholding Taxes in respect of all payments to be made to the Lender by the Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and (2) from time to time thereafter if reasonably requested by the Borrower, and (B) promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f)If the Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or the Guarantor or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15 or the Guarantor has paid additional amounts pursuant to the Guaranty, it shall pay to the Borrower or the Guarantor, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower or Guarantor, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Lender be required to pay any amount to the Borrower or Guarantor pursuant to this paragraph (f) the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower, the Guarantor or any other Person.

SECTION 2.16. Payments Generally. Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder and under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 1:00 PM, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender to the applicable account designated to the Borrower by the Lender. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

SECTION 2.17. Mitigation Obligations. If the Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.15, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking the Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of the Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (b) would not subject the Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

SECTION 2.18. Illegality. If the Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for the Lender or its applicable lending office to make or maintain the Term Loans as LIBO Rate Borrowings, then, on notice thereof by the Lender to the Borrower, any obligations of the Lender to make or continue the Term Loans as LIBO Rate Borrowings or to convert an ABR Borrowing to a LIBO Rate Borrowing shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist and until such notice is given by the Lender, the Borrower shall only request an ABR Borrowing from the Lender. Upon receipt of such notice, the Borrower shall upon demand from the Lender, either convert any LIBO Rate Borrowing to an ABR Borrowing, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such LIBO Rate Borrowing to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBO Rate Borrowing. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of the Lender, otherwise be disadvantageous to it. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation.

SECTION 2.19. Extension of the Initial Maturity Date. The Borrower shall have the option to request to extend the Initial Maturity Date for three (3) successive terms (each such request, an “Extension Request” and each such successive term, an “Extension Term”) of one (1) year each (the Initial Maturity Date following any extension is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions and the agreement of the Lender to extend which shall be granted in the sole discretion of the Lender:

(a)no Event of Default shall have occurred and be continuing at the time of the applicable Extension Request or at the time that the applicable extension occurs;

(b)The Borrower shall provide Lender with written revocable notice of its request to extend the Maturity Date as aforesaid not later than ninety (90) days prior to the then existing Maturity Date;

(c)The Borrower shall execute or cause the execution of all documents reasonably required by Lender to extend the Maturity Date; and

(d)Whether or not the applicable Extension Option becomes effective, the Borrower shall pay all reasonable costs and expenses incurred by the Lender in connection with the proposed Extension Option (pre- and post-closing), including reasonable attorneys’ fees actually incurred; all such costs and expenses incurred up to the time of the effectiveness of the applicable Extension Option shall be due and payable prior thereto unless otherwise agreed by the Lender (or if the proposed extension does not become effective, then upon demand by the Lender).

In response to each Extension Request, the Lender shall, not later than sixty (60) days prior to the effectiveness of applicable Extension Term, notify Borrower whether it is willing (in its sole and complete discretion) to extend the scheduled Maturity Date for an additional one-year period (and if the Lender fails to give such notice it shall be deemed to have elected not to extend the scheduled Maturity Date).

ARTICLE III

Representations and Warranties The Borrower represents and warrants to the Lender that:
SECTION 3.01. Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational action of the Borrower. Each Loan Document has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except to the extent that any such failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to the Borrower, (c) will not violate the articles or certificate of incorporation or bylaws of the Borrower, (d) will not violate any material judgment, order, writ, decree, statute, rule or regulation applicable to the Borrower and (e) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the

Borrower or any of its assets, or give rise to a right thereunder to require any payment to be made by the Borrower.

SECTION 3.04.    Financial Condition.

(a)    The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2017, reported on by KPMG LLP, independent public accountants (collectively, the “Historical Financial Statements”). Such Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b)    The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018. Such Historical Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(c)    Since the date of the balance sheet included in the Historical Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would have a Material Adverse Effect.

SECTION 3.05. Properties. The Borrower has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties and has good and marketable title to its personal property and assets, in each case, except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06.    Litigation and Environmental Matters.

(a)Except as disclosed in the Borrower’s filings with the SEC prior to the Effective Date, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against the Borrower as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has failed to comply with any environmental law or to obtain, maintain or comply with any permit, license or other approval required under any environmental law or has received notice of any claim with respect to any environmental liability.

SECTION 3.07. Compliance with Laws and Agreements; Licenses and Permits. The Borrower is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. The Borrower is not an “investment company” as defined in, and is not required to be registered under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred and is continuing or is reasonably expected to occur that either on its own or, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

SECTION 3.12. USA PATRIOT Act and Other Regulations. The Borrower is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA PATRIOT Act.

SECTION 3.13.    Disclosure.

(a)No exhibit, report or other writing furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or pursuant to the terms of the Loan Documents (as modified or supplemented by other information so furnished) contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of the date it was dated (or if not dated, so delivered); provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and the Lender recognizes and acknowledges that such projected financial information is not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

(b)As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to the Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.14. Solvency. The Borrower is, and (after giving effect to the incurrence of any Obligations by the Borrower on any date on which this representation is made) will be, Solvent.

SECTION 3.15. Anti-Corruption Laws and Sanctions. The Borrower and each Subsidiary thereof is in compliance, in all material respects, with Anti-Corruption Laws and Sanctions and are not engaged in any activity that would reasonably be expected to result in the Borrower or any of their respective Subsidiaries being designated as a Sanctioned Person. Policies and procedures which the Borrower believes are designed to ensure compliance by the Borrower, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions have been implemented, and are maintained in effect, by the Borrower or otherwise on behalf of their Subsidiaries. None of (a) the Borrower, any Subsidiary of the Borrower or any of their respective directors, officers or employees (except any director, officer or employee of a Non-Controlled Subsidiary appointed by a Person that is not an Affiliate of the Borrower), or (b) to the knowledge of the Borrower, any director, officer or employee of any Non-Controlled Subsidiary (to the extent appointed by a Person that is not an Affiliate of the Borrower) is a Sanctioned Person. The Term Loans and use of proceeds thereof by the Borrower will not violate any Anti-Corruption Laws or applicable Sanctions.

SECTION 3.16. Labor Matters. (a) There are no strikes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened in writing that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect; (b) hours worked by and payment made to employees of the Borrower and each Subsidiary have not been in violation of the Fair Labor Standards Act (29 U.S.C. Sections 206-207) or any other applicable law dealing with such matters, except to the extent any violation would not reasonably be expected to have a Material Adverse Effect; and (c) all payments due from the Borrower and each Subsidiary on account of employee health and welfare benefits, or health or welfare benefits to any former employees of the Borrower or any Subsidiary or for which the Borrower or any Subsidiary has any liability or obligation have been paid or accrued as a liability on the books of such Credit Party in accordance with GAAP, in each case except where the failure to make or accrue such payments would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions Precedent

SECTION 4.01. Conditions Precedent to the Effective Date. This Agreement shall become effective on the Effective Date upon each of the following conditions having been satisfied (or waived by the Lender):

(a)Loan Documents. The Lender (or its counsel) shall have received (i) from each party thereto either (A) a counterpart of this Agreement and the other Loan Documents to which it is a party signed on behalf of such party or (B) written evidence satisfactory to the Lender

(which may include facsimile or e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and the other Loan Documents to which it is a party, and (ii) any promissory note requested by the Lender pursuant to Section 2.07.

(b)Legal Opinion. The Lender shall have received a favorable written opinion dated the Effective Date of counsel for the Borrower in the form of Exhibit E.

(c)Effective Date Certificate. The Lender shall have received the Effective Date Certificate, together with all attachments thereto, signed by the Financial Officer, dated as of the Effective Date.

(d)USA PATRIOT Act; etc. (i) The Lender shall have received, at least five
(5) Business Days prior to the Effective Date, all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.

(e)No Event of Default. At the time of and immediately after the Effective Date, no Event of Default or Default has occurred and is continuing.

(f)Authorizing Documents. The Lender shall have received such documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Lender and its counsel.

(g)Financial Statements. The Lender shall have received the Historical Financial Statements, which may be deemed to have been delivered electronically to the extent the same are included in materials otherwise filed with the SEC.

(h)Representations and Warranties. The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the Effective Date; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(i)Fees, etc. The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

SECTION 4.02.    Credit Extensions on or After the Effective Date. On the date of each Credit Extension on or after the Effective Date:

(a)Borrowing Request. The Lender shall have received a Borrowing Request as required by Section 2.03.

(b)Representations and Warranties. The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 3.04 shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (c), respectively; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(c)No Event of Default. At the time of and immediately after such Credit Extension, no Default or Event of Default shall have occurred and be continuing or result from such Credit Extension.

(d)Maximum Commitment. After making the Credit Extensions on such Credit Date (i) the principal balance of all Term Loans issued pursuant to this Agreement (including, without limitation, Term Loans which have been repaid and are no longer outstanding) shall not exceed $100,000,000 and (ii) the principal balance of all outstanding Term Loans shall not exceed Availability.

(e)No Block Notice. As of the Credit Date no Block Notice is in effect.

ARTICLE V

Affirmative Covenants

The Borrower party hereto covenants and agrees that, until the Commitment has expired or been terminated and all of the Obligations have been repaid in full:

SECTION 5.01.    Financial Statements and Other Information. The Borrower will furnish to the Lender:

(a)within ninety (90) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Borrower as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)within one hundred eighty (180) days after the end of each fiscal year of the Guarantor, the audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows of the Guarantor as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of the Financial Officers of the Guarantor as presenting fairly, in all material respects, the financial condition and results of operations of the Guarantor on an unconsolidated basis in accordance with GAAP;

(c)within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments, the absence of footnotes, the effects of adoption of accounting principles and standards, and audit by the Borrower’s external auditors;

(d)concurrently with any delivery of financial statements under clause (a) or
(c)above, a Compliance Certificate certifying that no Event of Default has occurred and, if an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(e)    promptly following the Lender’s request therefor, all documentation and other information that the Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Guarantor, the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request;

(g)    written notice of the occurrence of an Event of Default, which notice shall be given within two (2) Business Days after the actual knowledge of an officer of the Borrower of such occurrence, specifying the nature and extent thereof and, if continuing, the action the Borrower is taking or proposes to take in respect thereof; and

(h)    the filing or commencement of any action, suit, proceeding or investigation by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof, including pursuant to any applicable environmental laws, that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

Anything required to be delivered pursuant to clauses (a), (b) or (c) above (to the extent any such financial statements or reports are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower or the Guarantor, as applicable, posts such reports, or provides a link thereto, on its website on the Internet, or on the date on which such reports are filed with the SEC and become publicly available.

SECTION 5.02. Existence; Conduct of Business. The Borrower will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, authorizations, qualifications and accreditations material to the conduct of its business, in each case of this clause (b) if the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03. Maintenance of Properties. The Borrower will (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Compliance with Laws. The Borrower will comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Use of Proceeds. The proceeds of the Term Loans will be used only to fund the incremental cost of trucks under the Truck Program and to pay related fees and expenses incurred by the Borrower in connection thereto. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, U or X. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of the Term Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.06. Insurance. The Borrower will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). The Borrower will furnish to the Lender, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.07. Books and Records. The Borrower will maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower.

SECTION 5.08. Inspection Rights. The Borrower will permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Lender and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower.

SECTION 5.09. Payment of Taxes, Etc. The Borrower will pay and discharge, before the same become delinquent, (a) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its property or assets or in respect of any of its income, business or franchises before any penalty accrues thereon and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property or assets or in respect of any of its income, business or franchises before any penalty accrues thereon, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, that the Borrower shall not be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

SECTION 5.10. Environmental Matters. Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, (a) comply with all environmental laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower or any of its Subsidiaries, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all hazardous materials present or released at, on, in, under or from any of the facilities or real properties of the Borrower or any of its Subsidiaries.

ARTICLE VI

Intentionally Omitted ARTICLE VII
Events of Default

If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)the Borrower shall fail to pay the principal of any Term Loan when and as the same shall become due and payable at the due date thereof or by acceleration thereof or otherwise;

(b)the Borrower shall fail to pay any interest, fee or other amount payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) Business Days after the due date thereof;

(c)any representation or warranty made by the Borrower or the Guarantor under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed to have been made (unless, if the circumstances giving rise to such misrepresentation or breach of warranty are capable of being remedied, the Borrower or the Guarantor remedies such circumstances within thirty (30) days after the earlier of knowledge by an officer of the Borrower thereof or receipt of notice to the Borrower from the Lender specifying such inaccuracy);

(d)the Borrower shall fail to perform or observe any term, covenant, or agreement on its part to be performed or observed contained in Section 5.01(g), Section 5.02, Section 5.05 or Section 5.08;

(e)the Borrower shall fail to perform or observe any other term, covenant, or agreement contained herein or in any other Loan Document on its part to be performed or observed (not specified in paragraph (a), (b) or (d) above) and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Borrower by the Lender, except where such default cannot be reasonably cured within 30 days but can be cured within 60 days, the Borrower has (i) during such 30-day period commenced and is diligently proceeding to cure the same and (ii) such default is cured within 60 days after the earlier of becoming aware of such failure and receipt of notice to the Borrower from the Lender specifying such failure;

(f)the Borrower or the Guarantor, as applicable, shall fail to pay (i) any obligation in respect of Indebtedness outstanding in a principal amount in excess of, with respect to the Borrower, $20,000,000, and with respect to the Guarantor, $100,000,000, when the same becomes due and payable (whether by scheduled maturity, acceleration or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or the maturity of such Indebtedness is accelerated; provided, however, that a written waiver of such failure by the Person to whom such Indebtedness is owed shall be a written waiver of the Event of Default resulting from such failure pursuant to this clause (f);

(g)the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Borrower or the Guarantor in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging the Borrower or the Guarantor bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower or the Guarantor under any applicable United States federal, state, or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or the Guarantor or ordering the winding up or liquidation of the affairs of the Borrower or the Guarantor and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(h)the commencement by the Borrower or the Guarantor of a voluntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Borrower or the Guarantor to the entry of a decree or order for relief in respect of the Borrower or the Guarantor in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Borrower or the Guarantor of a petition or answer or consent seeking reorganization or relief under any applicable United States federal, state, or foreign law, or the consent by the Borrower or the Guarantor to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of the Borrower or the Guarantor or of any substantial part of the property of, or the making by the Borrower or the Guarantor of an assignment for the benefit of creditors, or the admission by the Borrower or the Guarantor in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower or the Guarantor in furtherance of any such action;

(i)failure by the Borrower to pay a final non-appealable judgment, which (i) remains unpaid, undischarged and unstayed for a period of more than sixty (60) days after such judgment becomes final, and (ii) would have a Material Adverse Effect;

(j)the occurrence of a Change in Control;

(k)an ERISA Event occurs which results in the imposition or granting of security, or the incurring of a liability that individually and/or in the aggregate has or would have a Material Adverse Effect; and

(l)the Guarantor shall repudiate or assert the unenforceability of its guarantee obligations under the Guaranty, or the Guaranty shall for any reason not be in full force and effect.

then, and in every such event (other than an event described in clause (g) or (h) of this Article VII), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitment and thereupon the Commitment shall terminate immediately and (ii) declare the principal amount of the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal or other amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that upon the occurrence of an event described in clause (g) or (h) of this Article VII, the Commitment shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon, and all fees and other obligations of the Borrower accrued hereunder shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, without further action of the Lender. Upon the occurrence and the continuance of an Event of Default, the Lender may exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:

(i)	if to the Borrower, to Clean Energy Fuels Corp. at:

4675 MacArthur Court, Suite 800 Newport Beach, California 92660
Attention: Robert M. Vreeland, Chief Financial Officer Telephone: (949) 437-1041
Facsimile: (949) 724-1459
E-mail:    Robert.Vreeland@cleanenergyfuels.com With a copy to:
Clean Energy Fuels Corp.
4675 MacArthur Court, Suite 800 Newport Beach, California 92660
Attention: J. Nathan Jensen, SVP Corporate Transactions and Chief Legal Officer
Telephone: (949) 437-1180
Facsimile: (949) 724-1459
E-mail:    Nate.Jensen@cleanenergyfuels.com

With a copy to:

Total Holdings USA, Inc.
1201 Louisiana Street, Suite 1800
Houston, Texas 77002
Attention:    Chief Financial Officer E-mail: franck.trochet@total.com

With a copy to:

Total Holdings USA, Inc.
1201 Louisiana Street, Suite 1800
Houston, Texas 77002 Attention: General Counsel
E-mail: keli.viereck@total.com

(ii)	if to the Lender, to Société Générale at:

480 Washington Blvd
Jersey City, New Jersey 07310
Attention:    Cheriese G. Brathwaite, Vice President Telephone:    (201) 839-8460
Facsimile:    (201) 693-4235
E-mail:Robert. oper-fin-serv.us@sgss.socgen.com

(b)All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(c)Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices delivered pursuant to Section 5.01(g) unless otherwise agreed by the Lender. The Lender, the Borrower or the Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(d)Any party hereto may change its address or facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02. Waivers; Amendments. (a) No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Term Loan shall not be construed as a waiver of any Event of Default, regardless of whether the Lender may have had notice or knowledge of such Event of Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Lender, and the Guarantor, or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Borrower, the Lender, and the Guarantor.

SECTION 8.03.    Expenses; Indemnity; Damage Waiver.

(a)The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender or (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b)The Borrower shall indemnify the Lender and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including reasonable and documented fees and expenses of counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any environmental liability related in any way to the Borrower or any of its Subsidiaries or to any property owned or operated by the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)To the extent permitted by applicable law, neither the Borrower nor the Lender shall assert, and each hereby waives, any claim against the other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Term Loans or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve the Borrower of its indemnification obligations as provided herein to the extent any Indemnitee is found liable for any such damages.

(d)Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and
(ii)the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, the Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower, provided that no consent of the Borrower shall be required (1) for an assignment to an Eligible Assignee or (2) if an Event of Default has occurred and is continuing.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to an Eligible Assignee or an assignment of the entire remaining amount of the Lender’s Commitment or Term Loan, the amount of the Commitment or the principal amount of Term Loan of the Lender subject to each such assignment (determined as of the date the Assignment and Assumption) shall be in a minimum amount of at least $5,000,000 unless the Borrower otherwise consents;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the Lender’s rights and obligations under this Agreement;

(C)    the parties to each assignment shall execute and deliver to the Borrower an Assignment and Assumption; and

(D)    the assignee, shall deliver on or prior to the effective date of such assignment, to the Lender and the Borrower the tax forms and other documentation required under Section 2.15(e).

(iii)    Subject to the delivery thereof to the Lender, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and

Assumption, have the rights and obligations of the Lender under this Agreement, and the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 (subject to the requirements of Section 2.15) and 8.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Lender, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the assignees, and the Commitment of, and principal amount of, and any interest on, the Term Loans owing to, the Lender and each assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by the Lender and an assignee and tax forms and other documentation required by Section 8.04(b)(ii)(D) and any written consent to such assignment required by paragraph (b) of this Section, the Borrower shall accept such Assignment and Assumption and the Lender shall record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 8.04.

(vi)    By executing and delivering an Assignment and Assumption, the Lender and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) the Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of the Term Loan, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or the Guarantor or the performance or observance by the Borrower or the Guarantor of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 3.04 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (vi) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)(i) The Lender may at any time, without the consent of, or notice to, the Borrower or the Guarantor, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or the Term Loans or other Obligations owing to it); provided that (A) the Lender’s obligations under this Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, (D) no such Participant shall be a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X, and (E) neither the Borrower nor any of its Affiliates shall be a Participant. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver having the effect of reducing or waiving any principal, interest or fees or extending the date for payment of the same that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(e) (it being understood that the tax forms and other documentation required under Section 2.15(e) shall be delivered to the Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender (provided such Participant agrees to be subject to Section 2.17). If the Lender sells a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amounts of, and stated interest on, each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the Lender shall treat each

Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender.

(d)The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other governmental authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(e)If the consent of the Borrower to an assignment is required hereunder, the Borrower shall be deemed to have given its consent ten (10) Business Days after the date notice thereof (which notice shall specify such fifteen-day notice period described herein) has been delivered by the Lender unless such consent is expressly refused by the Borrower prior to such tenth Business Day.

SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender and shall survive the execution and delivery of the Loan Documents and shall continue in full force and effect as long as the principal of or any accrued interest on the Term Loans or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan, and the termination hereof, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.07. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time after the Effective Date, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower or the Guarantor. The Lender shall notify the Borrower of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court sitting in the Borough of Manhattan in New York City.

(d)To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by express or overnight mail or courier, postage prepaid, directed to it at its address for notices as provided for in Section 8.01. Nothing in this Agreement or any other

Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.09(e) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 8.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.11. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, insurance providers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory, governmental or administrative authority or any self-regulatory body, (c) to the extent required by law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 8.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender or any Affiliate on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its businesses, or the Transactions other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.12.    Non-reliance; Violation of Law. The Lender hereby represents that
(a)it is not relying on or looking to any Margin Stock for the repayment of any Borrowing provided for herein and (b) it is not and will not become a “creditor” as defined in Regulation T or a “foreign branch of a broker-dealer” within the meaning of Regulation X. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 8.13. USA PATRIOT Act. The Lender is subject to the requirements of the USA PATRIOT Act and hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 8.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any of the Obligations, together with all fees, charges and other amounts which are treated as interest on such Obligations under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Obligations or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Obligations or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Obligations or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.15. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

SECTION 8.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment,

waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and
(iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and
(b)(i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) the Lenders has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and
(iii)the Lender and its Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 8.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLEAN ENERGY FUELS CORP., as Borrower

By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President & CEO

SOCIÉTÉ GÉNÉRALE, as Lender

By:	/s/ Diego Medina
Name: Diego Medina
Title: Director

Term Credit Agreement Signature Page

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED FINANCIAL OFFICER (TO HIS OR HER KNOWLEDGE AND IN HIS OR HER CAPACITY AS A FINANCIAL OFFICER OF CLEAN ENERGY FUELS CORP., A DELAWARE CORPORATION, AND NOT INDIVIDUALLY) HEREBY CERTIFIES ON BEHALF OF IT, AS OF THE DATE HEREOF THAT:

1.I am the duly elected [Chief Financial Officer] of Clean Energy Fuels Corp., a Delaware corporation (the “Borrower”);

2.This compliance certificate (this “Certificate”) is delivered pursuant to Section 5.01(e) of that certain Term Credit Agreement, dated as of January 2, 2019 (the “Credit Agreement”), by and among the Borrower and Société Générale, as the Lender. All capitalized terms used and not otherwise defined herein have the meanings given to them in the Credit Agreement.

3.I have no knowledge of the existence of any Event of Default at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate has been executed as of     .

CLEAN ENERGY FUELS CORP., a Delaware
corporation By:

Name: Title:

EXHIBIT B

FORM OF EFFECTIVE DATE CERTIFICATE

January 2, 2019

I,     , hereby certify to Société Générale (the “Lender”) under the Term Credit Agreement, dated as of January 2, 2019 (the “Credit Agreement”), by and among Clean Energy Fuels Corp., a Delaware corporation (the “Borrower”), and the Lender, that I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower, and solely in my capacity as an officer of the Borrower and not in my individual capacity, do hereby certify to the Lender as follows (capitalized terms used but not defined herein have the meanings ascribed thereto in the Credit Agreement):

1.
The representations and warranties contained in Article III of the Credit Agreement and each other Loan Document are correct in all material respects on and as of the date hereof; provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

2.	No Event of Default or Default has occurred and is continuing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate has been executed as of     .

CLEAN ENERGY FUELS CORP., a Delaware
corporation By:

Name: Title:

EXHIBIT C

FORM OF BORROWING REQUEST
Société Générale
480 Washington Blvd
Jersey City, New Jersey 07310
Attention:    Cheriese G. Brathwaite, Vice President Telephone:    (201) 839-8460
Facsimile:    (201) 693-4235
E-mail: Robert. oper-fin-serv.us@sgss.socgen.com

With a copy to:

Total Holdings USA, Inc.
1201 Louisiana Street, Suite 1800
Houston, Texas 77002
Attention: Chief Financial Officer

Pursuant to that certain Term Credit Agreement, dated as of January 2, 2019, (as so amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Clean Energy Fuels Corp., a Delaware corporation (the “Borrower”), and Société Générale, as the Lender, this represents the Borrower’s request to borrow as follows:

1.	Date of Borrowing: , 20

2.	Amount of Borrowing: $

3.	Aggregate principal amount of all Borrowings scheduled to be outstanding as of the date of borrowing: $

4.	Guaranteed Amount as of the Date of Borrowing: $

5.	Type of borrowing:

[ ] a.    ABR Borrowing
[ ] b.    LIBO Rate Borrowing

If “LIBO Rate Borrowing” is selected in #5 above, the initial Interest Period shall be:

The proceeds of the Borrowing are to be deposited in the account at [see attached].

The undersigned officer (to the best of his or her knowledge and in his or her capacity as an officer, and not individually) and the Borrower certify that:

The representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

As of the date hereof, no Event of Default, or event or condition that would constitute an Event of Default described in Article VII of the Credit Agreement but for the requirement that notice be given or time elapse or both, has occurred and is continuing or would result from such issuance, extension or increase, shall have occurred and be continuing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Borrowing Request has been executed as of     .

CLEAN ENERGY FUELS CORP.

Name:
Title:

EXHIBIT D

FORM OF PROMISSORY NOTE

$              , 20

FOR VALUE RECEIVED, Clean Energy Fuels Corp., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Société Générale (the “Lender”) the principal sum of
    ($ ) or, if less, the then unpaid principal amount of the Term Loan (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the office of the Lender designated for payment (the “Payment Office”), on the dates and in the amounts specified in the Credit Agreement.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of the Term Loan made by the Lender from the date of the Term Loan until repaid in full on the Repayment Date.

This Promissory Note is issued pursuant to and is entitled to the benefits of the Term Credit Agreement, dated as of January 2, 2019, between the Borrower and the Lender (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”). As provided in the Credit Agreement, this Promissory Note is subject to mandatory repayment prior to the Repayment Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Promissory Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

CLEAN ENERGY FUELS CORP., a Delaware
corporation

Name:
Title:

EXHIBIT E FORM OF OPINION

To the Lender Referred to Below
c/o 480 Washington Blvd Jersey City, New Jersey 07310

Ladies/Gentlemen:

January 2, 2019

Re: Term Credit Agreement

We have acted as special counsel for Clean Energy Fuels Corp., a
Delaware corporation (the “Company”), in connection with the Term Credit Agreement, dated as of January 2, 2019 (the “Credit Agreement”), between the Company and Société Générale, a company incorporated as a société anonyme under the laws of France (the “Lender”), and the Guaranty, dated as January 2, 2019 (the “Guaranty”), from Total Holdings USA Inc., a Delaware corporation (the “Guarantor”), in favor of the Lender. The Company and the Guarantor are sometimes referred to herein individually as a “Transaction Party” and collectively as the “Transaction Parties.” This opinion letter is delivered to you pursuant to Section 4.01(b) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, the following:

(1)	an executed copy of the Credit Agreement;

(2)	an executed copy of the Guaranty;

(3)	the Officer’s Certificate of each Transaction Party delivered to us in connection with this opinion letter, copies of which are attached hereto as Exhibits A-1 and
A-2 (as to each Transaction Party, the “Officer’s Certificate” and, collectively, the “Officer’s Certificates”);

(4)	a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware on December 14, 2018, and certified

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OPINION

by an officer of the Company as being complete and correct and in full force and effect as of the date hereof;

(5)
a copy of the Amended and Restated Bylaws of the Company, as amended by that certain Amendment Number 1 to the Amended and Restated Bylaws, certified to us by an officer of the Company as being complete and correct and in full force and effect as of the date hereof;

(6)
a copy of the Certificate of Incorporation of the Guarantor certified by the Secretary of State of the State of Delaware on December 14, 2018, and certified by an officer of the Guarantor as being complete and correct and in full force and effect as of the date hereof;

(7)	a copy of the By-Laws of the Guarantor certified to us by an officer of the Company as being complete and correct and in full force and effect as of the date hereof;

(8)	a copy of a certificate, dated December 14, 2018, of the Secretary of State of the State of Delaware as to the existence and good standing of the Company in the State of Delaware as of such date; and

(9)	a copy of a certificate, dated December 14, 2018, of the Secretary of State of the State of Delaware as to the existence and good standing of the Guarantor in the State of Delaware as of such date.

The documents referred to in items (1) through (2) above, inclusive, are referred to herein collectively as the “Documents.” Each of the organizational documents described in items (4) through (9) above is referred to herein as a “Certified Organizational Document” and each of the good standing certificates described in items (8) through (9) above is referred to herein as a “Good Standing Certificate.”

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Transaction Parties and others. In connection with the opinions expressed in the first sentence of paragraph (a) below, we have relied solely upon the Good Standing Certificates as to the factual matters and legal conclusions set forth therein. With respect to the opinions expressed in clauses (ii) and (iv) of paragraph (b) below, our opinions are limited to only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(a)Each Transaction Party is a corporation in good standing under the laws of the State Delaware. Each Transaction Party has the corporate power and authority (i) to conduct its business substantially as described in the Officer’s Certificate of such Transaction Party and
(ii) to enter into and to incur and perform its obligations under the Documents to which it is a party.

(b)The execution and delivery to the Lender by each Transaction Party of the Documents to which it is a party and the performance by such Transaction Party of its obligations thereunder (i) have been authorized by all necessary corporate action by, and shareholder action in respect of, such Transaction Party and (ii) do not require under present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America any filing or registration by such Transaction Party with, or approval or consent to such Transaction Party of, any governmental agency or authority of the State of New York or the United States of America that has not been made or obtained, except those required in the ordinary course of business in connection with the performance by such Transaction Party of its obligations under certain covenants contained in the Documents to which it is a party pursuant to securities and filings, registrations, consents or approvals in each case not required to be made or obtained by the date hereof; (iii) do not contravene any provision of the Certificate of Incorporation or Bylaws, as applicable, of such Transaction Party and (iv) do not violate any present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America applicable to such Transaction Party or its property.

(c)Each Document has been duly executed and delivered on behalf of each Transaction Party signatory thereto and constitutes an enforceable obligation of such Transaction Party in accordance with its terms.

(d)The borrowings by the Company under the Credit Agreement and the application of the proceeds thereof as provided in the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”).

(e)The Company is not required to register as an “investment company” (under, and as defined in, the Investment Company Act of 1940, as amended).

The opinions set forth above are subject to the following qualifications and limitations:

(A)Our opinions in paragraph (c) above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity, and (iii) the qualification that certain other provisions of the Documents may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of New York or the United States of America, but the inclusion of such provisions does not affect the validity as against the Company of the Credit Agreement as a whole and the Credit Agreement contains adequate provisions for enforcing payment of the obligations governed thereby and otherwise for the practical realization of the principal benefits provided by the Credit Agreement, in each case subject to the other qualifications contained in this letter.

(B)We express no opinion as to the enforceability of any provision in the Documents:

(i)    providing that any person or entity may enforce any other right or remedy thereunder, except in compliance with applicable law;

(ii)    relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution;

(iii)    providing that any person or entity may exercise set-off rights other than with notice and otherwise in accordance with and pursuant to applicable law;

(iv)    relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York or may be subject to constitutional limitations;

(vi)    waiving any rights to trial by jury;

(v)purporting to confer, or constituting an agreement with respect to, subject matter jurisdiction of United States federal courts to adjudicate any matter;

(vi)purporting to create a trust or other fiduciary relationship;

(vii)specifying that provisions thereof may be waived or amended only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Documents;

(viii)giving any person or entity the power to accelerate obligations without any notice to the obligor;

(ix)granting or purporting to create a power of attorney, and we express no opinion as to the effectiveness of any power of attorney granted or purported to be created under any Document;

(xi)providing for the performance by any guarantor of any of the nonmonetary obligations of any person or entity not controlled by such guarantor;

(xii)	providing for the payment of attorney’s fees; or

(xiii)providing for liquidated damages, make-whole or other prepayment premiums or similar payments, default interest rates, late charges or other economic remedies to the extent a court were to determine that any such economic remedy is not reasonable and therefore constitutes a penalty.

(C)Our opinions as to enforceability are subject to the effect of generally applicable rules of law that:

(i)    provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; and

(ii)    may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable.

(D)We express no opinion as to the enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by any Transaction Party under any of the Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or defense or a ground for, or a circumstance that would operate as, a discharge or release otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions).

(E)For purposes of our opinions in paragraphs (a), (b) and (c) above insofar as they relate to the Guarantor, we have assumed that the Guarantor’s obligations under the Documents are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes necessary or convenient to the conduct, promotion or attainment of the Guarantor’s business.

(F)To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Documents (other than the Transaction Parties) have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties.

(G)For purposes of the opinions set forth in paragraph (d) above, we have assumed that (i) the Lender has not or will not have the benefit of any agreement or arrangement (excluding the Documents) pursuant to which any extensions of credit to any Transaction Party are directly or indirectly secured by “margin stock” (as defined under the Margin Regulations),
(ii)neither the Lender nor any of its affiliates has extended or will extend any other credit to any Transaction Party directly or indirectly secured by margin stock, and (iii) the Lender has not relied or will rely upon any margin stock as collateral in extending or maintaining any extensions of credit pursuant to the Credit Agreement.

(H)We express no opinion as to the application of, and our opinions above are subject to the effect, if any, of, any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law.

(I)The opinions expressed herein are limited to (i) the federal laws of the United States of America and the laws of the State of New York and, (ii) to the extent relevant to the opinions expressed in paragraphs (a) and (b) above, the General Corporation Law of the State of Delaware, in each case as currently in effect.

(J)Our opinions are limited to those expressly set forth herein, and we express no opinions by implication. This opinion letter speaks only as of the date hereof and we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person or entity other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware.

(K)The opinions expressed herein are solely for the benefit of the addressees hereof and of any other person or entity becoming a Lender under the Credit Agreement, in each case, in connection with the transaction referred to herein and may not be relied on by such addressees or such other persons or entities for any other purpose or in any manner or for any purpose by any other person or entity.

Very truly yours,

JONES DAY

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Credit Agreement identified below (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which (and any other Loan Documents requested by the Assignee) is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Lender as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as the Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as the Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate of [identify Lender]]

3.	Borrower: Clean Energy Fuels Corp.

4.	Credit Agreement: The $100,000,000 Term Credit Agreement dated as of January 2, 2019, by and between the Borrower and Société Générale, as the Lender

6.    Assigned Interest:

Facility Assigned	Aggregate Commitment Amount	Amount of Commitment Assigned	Percentage Assigned of Commitment1
Term Loan	$	$	%

Effective Date:     , 20     [TO BE INSERTED BY THE LENDER AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER.]

The terms set forth in this Assignment and Assumption are hereby agreed to: ASSIGNOR
[NAME OF ASSIGNOR]

By:	Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:	Name:
Title:

1    Set forth, to at least 9 decimals, as a percentage of the Commitment.

Consented to:
Clean Energy Fuels Corp., as Borrower

By	Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Term Credit Agreement dated as of [ ], by and among Clean Energy Fuels Corp., as the Borrower, and Société Générale, as the Lender.

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become the Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become the Lender, (iii) from and after the Effective Date specified in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as the Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of the Lender thereunder,
(iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Lender, and (v) if it is a Lender organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as the Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES

HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

EXHIBIT G
DESCRIPTION OF TRUCK PROGRAM
[Reserved]

EXHIBIT H

DESCRIPTION OF SCHEDULED PRINCIPAL INSTALLMENTS

Installment Payment Dates

Scheduled Principal Installment Amounts

The last day of each fiscal quarter beginning March 31, 2022 and thereafter

$2,500,000

H-1
SCHEDULED PRINCIPAL INSTALLMENTS
(Clean Energy Fuels Corp.)

EXHIBIT I FORM OF GUARANTY
This GUARANTY (the “Guaranty”), dated January 2, 2019 is between TOTAL HOLDINGS USA INC., a Delaware corporation (the “Guarantor”), and SOCIÉTÉ GÉNÉRALE, a company incorporated as a société anonyme under the laws of France (the “Bank”).

RECITALS

A.Clean Energy Fuels Corp. (the “Obligor”) wishes to enter into a Term Credit Agreement (the “Contract”) with the Bank, the form of which Contract has been provided to the Obligor and to the Guarantor.

B.It is a condition precedent to the Bank’s extension of credit under the Contract that the Guarantor guarantee the payment to the Bank of the Obligor’s payment obligations under the Contract with respect to the reimbursement of draws on letters of credit and interest thereon.

C.	Guarantor will receive direct and indirect benefits from the Bank’s performance of the Contract.

AGREEMENT

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.    Guaranty. (a) Guarantor unconditionally guarantees and promises to pay to the Bank, in accordance with the payment instructions contained in the Contract, on demand after the default by the Obligor in the performance of its payment obligations under the Contract, in lawful money of the United States, any and all Obligations (as hereinafter defined) consisting of payments due to the Bank. For purposes of this Guaranty, the term “Obligations” means and includes the obligation of the Obligor to pay principal and interest to the Bank pursuant to the Contract, provided that the Guarantor’s maximum aggregate liability for principal hereunder shall not exceed $100 million. For the avoidance of doubt, the term “Obligations” does not include fees, expenses or other amounts payable by the Obligor to the Bank.

(b)This Guaranty is absolute, unconditional, continuing and irrevocable, constitutes an independent guaranty of payment and is in no way conditioned on or contingent upon any attempt to enforce in whole or in part any of the Obligor’s Obligations to the Bank, the existence or continuance of the Obligor as a legal entity, the consolidation or merger of the Obligor with or into any other entity, the sale, lease or disposition by the Obligor of all or substantially all of its assets to any other entity, or the bankruptcy or insolvency of the Obligor, the admission by the Obligor of its inability to pay its debts as they mature, or the making by the Obligor of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. If the Obligor fails to pay or perform any Obligations to the Bank that are subject to this Guaranty as and when they are due, the Guarantor shall forthwith pay to the Bank all such liabilities or obligations in immediately available funds. Each failure by the Obligor to pay any Obligations shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises.

(c)The Bank may, at any time and from time to time, without the consent of or notice to the Guarantor, except such notice as may be required by applicable statute that cannot be waived, without incurring responsibility to the Guarantor, and without impairing or releasing the obligations of the Guarantor hereunder, (i) exercise or refrain from exercising any rights against the Obligor or others (including the Guarantor) or otherwise act or refrain from acting, (ii) settle or compromise any Obligations hereby guaranteed and/or any other obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to the Bank or others, and (iii) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property pledged or mortgaged by anyone to secure or in any manner securing the Obligations hereby guaranteed.

(d)The Bank may not, without the prior written consent of the Guarantor, (i) change the manner, place and terms of payment or change or extend the time of payment of, renew, or alter any Obligation hereby guaranteed, or in any manner modify, amend or supplement the terms of the Contract or any documents, instruments or agreements executed in connection therewith, (ii) take and hold security or additional security for any or all of the obligations or liabilities covered by this Guaranty, or (iii) assign its rights and interests under this Guaranty, in whole or in part.

(e)No invalidity, irregularity or unenforceability of the Obligations hereby guaranteed shall affect, impair, or be a defense to this Guaranty. This is a continuing Guaranty for which Guarantor receives continuing consideration and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon and this Guaranty is therefore irrevocable without the prior written consent of the Bank.

2.    Representations and Warranties. The Guarantor represents and warrants to the Bank that (a) the Guarantor is a Delaware corporation duly organized, validly, existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) the execution, delivery and performance by the Guarantor of this Guaranty are within the power of the Guarantor and have been duly authorized by all necessary actions on the part of the Guarantor, (c) this Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (d) the execution, delivery and performance of this Guaranty do not (i) violate any law, rule or regulation of any governmental authority, or (ii) result in the creation or imposition of any material lien, charge, security interest or encumbrance upon any property, asset or revenue of the Guarantor, (e) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person (including, without limitation, the shareholders of the Guarantor) is required in connection with the execution, delivery and performance of this Guaranty, except such consents, approvals, orders, authorizations, registrations, declarations and filings that are so required and which have been obtained and are in full force and effect, (f) the Guarantor is not in violation of any law, rule or regulation other than those the consequences of which cannot reasonably be expected to have material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty, and (g) no litigation, investigation or proceeding of any court or other governmental tribunal is pending or, to the knowledge of the Guarantor, threatened against the Guarantor which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty.

3.    Waivers. (a) The Guarantor, to the extent permitted under applicable law, hereby waives any right to require Bank to (i) proceed against the Obligor or any other guarantor of the Obligor’s obligations under the Contract, (ii) proceed against or exhaust any security received from the Obligor or any other guarantor of the Obligor’s Obligations under the Contract, or (iii) pursue any other right or remedy in the Bank’s power whatsoever.

(b) The Guarantor further waives, to the extent permitted by applicable law, (i) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of the Guarantor against the Obligor, any other guarantor of the Obligations or any security, (ii) any setoff or counterclaim of the Obligor or any defense which results from any disability of the Obligor or the cessation or stay of enforcement from any cause whatsoever of the liability of the Obligor (including, without limitation, the lack of validity or enforceability of the Contract),
(iii)any right to exoneration of sureties that would otherwise be applicable, (iv) any right of subrogation or reimbursement and, if there are any other guarantors of the Obligations, any right of contribution, and right to enforce any remedy that the Bank now has or may hereafter have against the Obligor, and any benefit of, and any right to participate in, any security now or hereafter received by Bank, (v) all presentments, demands for performance, notices of non-performance, notices delivered under the Contract, protests, notice of dishonor, and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Obligations and notices of any public or private foreclosure sale, (vi) any appraisement, valuation, stay, extension, moratorium redemption or similar law or similar rights for marshalling, and (vii) any right to be informed by the Bank of the financial condition of the Obligor or any other guarantor of the Obligations or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations. The Guarantor has the ability to and assumes the responsibility for keeping informed of the financial condition of the Obligor and any other guarantors of the Obligations and of other circumstances affecting such nonpayment and nonperformance risks.

4.	Right of Guarantor to Block Advances.
(i)    Delivery of Block Notice. The Guarantor may suspend the right of the Obligor to obtain additional borrowings and advances of funds under the Contract that are subject to this Guaranty at any time following the occurrence and during the continuance of a Trigger Event (as defined in the Credit Support Agreement, dated June , 2018, between the Obligor and the Guarantor, in each case by delivering to the Bank a written notice to such effect (a “Notice of Block”). Such Notice of Block shall be made and shall be deemed effective when properly given in the manner specified in Section 5(a) of this Guaranty. The Bank will have no duty to investigate or make any determination with respect to any Notice of Block received by it and will comply with any Notice of Block given by the Guarantor. The Bank may rely upon any instructions from any person that it reasonably believes to be an authorized representative of the Guarantor.
(ii)    Compliance with Notice. From and after the date that is three Business Days’ after a Notice of Block is delivered to the Bank pursuant to and in accordance with the provisions of clause (i) above, and until either (A) the Guarantor delivers to the Bank a written notice rescinding such Notice of Block or (B) this Guaranty is terminated, no additional advances by the Bank may be made to the Obligor pursuant to the Contract without the prior written consent of the Guarantor.

5.	Miscellaneous.

(a)Notices. All notices, requests, demands and other communications that are required or may be given under this Guaranty shall be in writing and shall be personally delivered or sent by certified or registered mail. If personally delivered, notices, requests, demands and other communications will be deemed to have been duly given at time of actual receipt. If delivered by certified or registered mail, deemed receipt will be at time evidenced by confirmation of receipt with return receipt requested. In each case notice shall be sent:

if to the Bank, to: Société Générale
480 Washington Blvd
Jersey City, New Jersey 07310
Attention:    Cheriese G. Brathwaite, Vice President Telephone: (201) 839-8460
Facsimile:    (201) 693-4235
E-mail:    Robert. oper-fin-serv.us@sgss.socgen.com

if to the Guarantor, to: Total Holdings USA, Inc.
1201 Louisiana Street, Suite 1800
Houston, Texas 77002
Attention:    Chief Financial Officer E-mail:

With a copy to:

Total Holdings USA, Inc.
1201 Louisiana Street, Suite 1800
Houston, Texas 77002 Attention: General Counsel E-mail:

or to such other place and with such other copies as the Bank or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 4(a).

(b)Nonwaiver. No failure or delay on the Bank’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)Amendments and Waivers. This Guaranty may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Guarantor and the Bank. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d)Assignments. This Guaranty shall be binding upon and inure to the benefit of the Bank and the Guarantor and their respective successors and permitted assigns. This Guaranty may not be assigned by the Guarantor without the express written approval of the Bank, which may not be unreasonably withheld, conditioned or delayed.

(e)Cumulative Rights, etc. The rights, powers and remedies of the Bank under this Guaranty shall be in addition to all rights, powers and remedies given to the Bank by virtue of any applicable law, rule or regulation, the Contract or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Bank’s rights hereunder.

(f)Partial Invalidity. If at any time any provision of this Guaranty is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guaranty nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(g)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(h)JURISDICTION. EACH PARTY (A) IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND (B) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

(i)JURY TRIAL. EACH OF THE GUARANTOR AND THE BANK, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

[Remainder of page intentionally left blank]

5

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be executed as of the day and year first written above.

TOTAL HOLDINGS USA INC.

By     Name:
Title:

SOCIÉTÉ GÉNÉRALE

By     Name:
Title:

FORM OF GUARANTY
(Clean Energy Fuels Corp.)